Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Velocity Financial, Inc.:

We consent to the use of our report dated March 29, 2019, except as to note 21, which is as of October 2, 2019, with respect to the consolidated statements of financial condition of Velocity Financial, LLC and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California January 22, 2020